Contact for Investors and Media:
Animas Corporation
Richard Baron
Vice President, Finance and CFO
610-644-8990 X 1168
Richard.Baron@animascorp.com
Animas Completes Review and Files Quarterly Report on Form 10-Q
WEST CHESTER, PA.—(BUSINESS WIRE)— November 21, 2005—Animas Corporation (NASDAQ:PUMP) today announced the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2005, within the extension period provided by Rule 12b-25(b).
As previously announced, the Company’s Audit Committee was conducting an investigation in connection with an anonymous letter referencing certain potential issues regarding a non-executive employee and the receipt of payments from certain commercial payors. The investigation has been completed, and no evidence was found to support the allegations contained in the letter. The Audit Committee and its independent advisors have concluded that no changes are required to the Company’s previously announced financial results for the quarter ending September 30, 2005 or for any earlier periods.
“As we expected, the allegations in the anonymous letter were shown to be without merit, and the named employee has been completely exonerated,” said Kathy Crothall, President and CEO of Animas. “Though a thorough investigation was necessary given the Company’s commitment to good corporate governance, we have always had the utmost confidence in our controls and our employees. Animas employees set industry-leading standards of excellence in their performance, dedication, and personal integrity.”
About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.
Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the failure to successfully commercialize the licensed or acquired technology; technical issues with Animas’ products; any significant disruption with vendors; any failure to maintain profitability; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; disputes over intellectual property rights, including the risk of court-ordered injunctions prohibiting our manufacture or sale of a product following a finding of patent infringement; product liability lawsuits; and the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.